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                                                                   EXHIBIT 10.13

                             DISTRIBUTION AGREEMENT

                  DISTRIBUTION AGREEMENT, dated as of January 7, 2003, between IMS HEALTH INCORPORATED, a Delaware corporation ("IMS Health"), and COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION, a Delaware corporation ("Cognizant").

                  WHEREAS, IMS Health owns 11,290,900 shares of Cognizant class B common stock (the "Series B Shares"), representing approximately 56% of the outstanding stock of Cognizant and approximately 93% of the combined voting power of Cognizant's common stock;

                  WHEREAS, IMS Health (as permitted assignee of Cognizant Corporation) and Cognizant are party to (i) the Intercompany Services Agreement, dated as of May 15, 1998 (the "Intercompany Services Agreement"), originally between Cognizant Corporation and Cognizant, which provides for the performance by IMS Health of certain services for Cognizant, and (ii) the Intercompany Agreement, dated as of May 15, 1998 (the "Intercompany Agreement"), originally between Cognizant Corporation and Cognizant, which, inter alia, provides IMS Health with the right to request Cognizant to file and cause to become effective a registration statement with the Securities and Exchange Commission ("SEC") in respect of the disposition by IMS Health of its Series B Shares from time to time, subject to the terms and conditions of the Intercompany Agreement;

                  WHEREAS, IMS Health has announced its intention to make an offer to its shareholders to exchange its Series B Shares for outstanding shares of common stock of IMS Health (the "Exchange Offer") in a tax-free distribution pursuant to Section 355 of the Internal Revenue Code of 1986, as amended, and has delivered to Cognizant a written request pursuant to the Intercompany Agreement for registration of the Series B Shares to be distributed in the Exchange Offer; and

                  WHEREAS, IMS Health and Cognizant have determined that it is necessary and desirable to set forth below certain rights and obligations relating to the Exchange Offer and the performance of their mutual obligations in connection with the distribution of the Series B Shares.

                  NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:


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                              ARTICLE I DEFINITIONS

                  SECTION 1.1 General. As used in this agreement, the following terms have the following meanings:

                           (a) "Action" means any action, suit, arbitration,
inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency, body or commission or any arbitration tribunal.

                           (b) "Action Giving Rise to a Change in Control" has
the meaning indicated in Section 3.1(a)(iii).

                           (c) "Agreement" means this Distribution Agreement.

                           (d) "Amended and Restated Intercompany Services
Agreement" has the meaning indicated in Section 2.6.

                           (e) "Business Entity" means any corporation,
partnership, limited liability company or other entity which may legally hold title to assets.

                           (f) "Claims Administration" means the processing of
claims made under the Shared Policies, including the reporting of claims to the insurance carriers and the management of the defense of claims.

                           (g) "Code" means the Internal Revenue Code of 1986,
as amended, and the Treasury regulations promulgated thereunder, including any successor legislation.

                           (h) "Cognizant" means Cognizant Technology Solutions
Corporation.

                           (i) "Cognizant Class A Common Stock" means the class
A common stock, par value $.01 per share, of Cognizant.

                           (j) "Cognizant Class B Common Stock" means the class
B common stock, par value $.01 per share, of Cognizant.

                           (k) "Cognizant Common Stock" means the Cognizant
Class A Common Stock and the Cognizant Class B Common Stock.

                           (l) "Cognizant Failure" has the meaning indicated in
Section 3.1(a)(b).


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                           (m) "Cognizant Liabilities" means collectively, (i)
all obligations and Liabilities of Cognizant or any Subsidiary of Cognizant immediately prior to the completion of the Exchange Offer, and (ii) all obligations and Liabilities of Cognizant hereunder and under the Intercompany Agreement.

                           (n) "Cognizant Representation Letter" has the meaning
indicated in Section 3.1(a)(i).

                           (o) "Commercial Agreement" has the meaning indicated
in Section 2.9.

                           (p) "Company Information" means any Covered
Information insofar as it includes or has been made in reliance upon and in conformity with:

                  (i) (A) the information contained in the following parts of the Offering Circular-Prospectus: the third paragraph and the second sentence of the fourth paragraph on the cover page of the Offering Circular-Prospectus; Cognizant's contact information on page ii; the second, third and fourth questions and answers on page 4 and the first question and answer on page 5; the fifth, sixth, seventh and eighth paragraphs of the "Summary"; the paragraph entitled "Conversion of Cognizant class B common stock" on page 10; the "Cognizant Summary Financial Data"; the column captioned "Cognizant Historical" in "Comparative Per Share Data"; the column captioned "Cognizant Nasdaq Price Per Share", the last two risk factors under "Risk Factors -- Risks Related to the Exchange Offer"; "Risk Factors -- Risks Relating to Cognizant", the fourth paragraph of "Special Note on Forward-Looking Information"; the third paragraph under "Accounting Treatment"; "Market Prices and Dividend Information -- Shares of Cognizant Common Stock" and the third paragraph under in "Market Prices and Dividend Information -- Dividend Policies"; "Capitalization -- Cognizant Technology Solutions Corporation"; "Cognizant Selected Financial Data"; "Management's Discussion and Analysis of Results of Operations and Financial Condition of Cognizant"; "Business of Cognizant"; "Description of Capital Stock of Cognizant"; the column captioned "Cognizant" in the section captioned "Comparison of Rights of Stockholders of IMS Health and Stockholders of Cognizant"; the first sentence under the caption "Legal Matters"; the second paragraph under the caption "Experts"; the paragraphs under the caption "Where Can You Find More Information" relating to the Company, and (B) the information contained in the Company's financial statements included in the Offering Circular-Prospectus and the information contained in any Exchange Act reports of Cognizant incorporated by reference in the Offering Circular-Prospectus; and

                  (ii) the information set forth in Part II of the Registration Statement, other than exhibits 8.1, 23.3 and 99.1 through 99.8.


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                           (q) "Covered Information" means any information
included in, incorporated by reference in or otherwise made a part of (i) the registration statement under which the Series B Shares are registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus included therein (including without limitation any preliminary, final or summary Offering Circular-Prospectus), and any amendment or supplement thereto, and any document incorporated by reference therein; (ii) the Schedule TO, (iii) any statement made or information, report or document delivered to IMS Health stockholders or filed with or delivered to the SEC by or on behalf of either party, its officers, directors or stockholders, any Dealer Managers or their respective affiliates in connection with or relating to the Exchange Offer (including any material filed with the SEC pursuant to Rule 165 under the Exchange Act), (iv) any solicitation materials relating to the Exchange Offer or any oral solicitation of tenders and (v) any press release issued or authorized by either party related to the Exchange Offer.

                           (r) "Dealer Managers" means the dealer managers for
the Exchange Offer appointed from time to time by IMS Health.

                           (s) "Dealer Managers Agreement" means the Dealer
Managers Agreement, to be dated January 9, 2003 among Goldman, Sachs & Co., Bear, Stearns & Co. Inc., IMS Health and Cognizant in the form attached as Exhibit A.

                           (t) "Distribution Agent" means American Stock
Transfer & Trust Company.

                           (u) "Distribution Date" means the date of
consummation of the Exchange Offer.

                           (v) "Exchange Act" means the Securities Exchange Act
of 1934, as amended.

                           (w) "Exchange Offer" has the meaning indicated in the
recitals.

                           (x) "Governance Amendments" means the amendments to
the amended and restated certificate of incorporation of Cognizant attached hereto as Exhibit B.

                           (y) "Governmental Entity" means any federal, state,
local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

                           (z) "IMS Health" means IMS Health Incorporated.


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                           (aa) "IMS Health Common Stock" means the common
stock, par value $.01 per share, of IMS Health.

                           (bb) "IMS Health Entity" has the meaning indicated in
Section 3.1(b).

                           (cc) "IMS Health Information" means any Covered
Information that is not Company Information.

                           (dd) "IMS Health Liabilities" means collectively, (i)
all obligations and Liabilities of IMS Health or any Subsidiary of IMS Health immediately prior to the completion of the Exchange Offer, and (ii) all obligations and Liabilities of IMS Health hereunder and under the Intercompany Agreement, except the Cognizant Liabilities.

                           (ee) "IMS Health Representation Letter" has the
meaning indicated in Section 3.1(a)(iv).

                           (ff) "Indemnitee" has the meaning indicated in
Section 4.6(c).

                           (gg) "Indemnifying Party" has the meaning indicated
in Section 4.6(c).

                           (hh) "Information Statement" means Cognizant's
Information Statement on Schedule 14C relating to the adoption by IMS Health of the Governance Amendments prepared by Cognizant in accordance with Section 4.5(c).

                           (ii) "Intercompany Agreement" has the meaning
indicated in the recitals.

                           (jj) "Intercompany Services Agreement" has the
meaning indicated in the recitals.

                           (kk) "IRI Action" has the meaning indicated in
Section 2.5(vii).

                           (ll) "Liabilities" means any and all losses, claims,
charges, debts, demands, actions, causes of action, suits, damages, obligations, payments, costs and expenses, sums of money, accounts, reckonings, bonds, specialties, indemnities and similar obligations, exonerations, covenants, contracts, controversies, agreements, promises, doings, omissions, variances, guarantees, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any law, rule,

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regulation, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all costs and expenses, whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any governmental or other regulatory or administrative agency, body or commission or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

                           (mm) "NASDAQ" has the meaning indicated in Section
4.3(c).

                           (nn) "Offering Circular-Prospectus" means the
Offering Circular-Prospectus sent to the holders of IMS Health Common Stock in connection with the Exchange Offer, including any amendment or supplement thereto, and any document incorporate by reference therein.

                           (oo) "Person" means any natural person, corporation,
business trust, joint venture, association, company, limited liability company, partnership or government, or any agency or political subdivision thereof.

                           (pp) "Policies" means insurance policies and
insurance contracts of any kind (other than life and benefits policies or contracts), including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, workers' compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

                           (qq) "Restricted Period" has the meaning indicated in
Section 3.1(a)(iii).

                           (rr) "Retained Shares" means any shares of Cognizant
Common Stock held by IMS Health following the Exchange Offer.

                           (ss) "Right of First Offer" has the meaning indicated
in Section 4.4(a).

                           (tt) "Schedule TO" means the Exchange Offer Statement
on Schedule TO to be filed by IMS Health with the SEC under the Exchange Act and any amendment or supplement thereto, and any document incorporated by reference therein.


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                           (uu) "SEC" has the meaning indicated in the recitals.

                           (vv) "Section 355 Liability" has the meaning
indicated in Section 3.1(b).

                           (ww) "Securities Act" means the Securities Act of
1933, as amended.

                           (xx) "Series B Shares" has the meaning indicated in
the recitals.

                           (yy) "Shared Policies" has the meaning set forth in
Section 3 of the Intercompany Services Agreement.

                           (zz) "Subsidiary" of a Person means any corporation,
partnership or other entity of which such Person (i) owns, directly or indirectly, ownership interests sufficient to elect a majority of the board of directors (or Persons performing similar functions) (irrespective of whether at the time any other class or classes of ownership interests of such corporation, partnership or other entity shall or might have such voting power upon the occurrence of any contingency) or (ii) is a general partner or an entity performing similar functions (e.g., a trustee).

                           (aaa) "Tax Opinion" has the meaning indicated in
Section 3.1(a)(i).

                           (bbb) "Taxes" means any and all federal, state and
local taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, assets, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, premium, recapture, employment, excise, escheat, unemployment insurance, social security, business license, business organization, unincorporated business, stamp, customs duty, capital stock, severance, disability, production and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

                           (ccc) "Tax Matters" has the meaning indicated in
Section 2.5(vii).

                           (ddd) "Tendering Holders" has the meaning indicated
in Section 2.1(a).

                           (eee) "Third Party Claim" has the meaning indicated
in Section 4.6(c).


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                           (fff) "Transfer" has the meaning indicated in Section
4.4(a).

                           (ggg) "Transferor's Notice" has the meaning indicated
in Section 4.4(a).

                           (hhh) "Treasury Regulations" means the Treasury
regulations promulgated under the Code.

                           (iii) "Undertakings" has the meaning indicated in
Section 2.5(vii).

                           (jjj) "1996 Distribution Agreement" means the
Distribution Agreement, dated as of October 28, 1996, among Cognizant Corporation, The Dun & Bradstreet Corporation and ACNielsen Corporation.

                           (kkk) "1998 Distribution Agreement" means the
Distribution Agreement, dated as of June 30, 1998, between Cognizant Corporation and IMS Health.

                           (lll) "2000 Distribution Agreement" means the
Distribution Agreement, dated as of August 31, 2000, between IMS Health and Synavant Inc.

                          ARTICLE II THE EXCHANGE OFFER

                  SECTION 2.1       The Exchange Offer and Other Transactions.

                           (a) The Exchange Offer. Subject to the conditions set
forth in the Offering Circular-Prospectus upon the consummation of the Exchange Offer and the acceptance for payment by IMS Health of shares of IMS Health Common Stock thereunder, on or prior to the Distribution Date, IMS Health shall cause the Distribution Agent to distribute, on or as soon as practicable following the Distribution Date, taking into account Section 2.1(b), to the holders of IMS Health Common Stock validly tendering and not properly withdrawing their shares in the Exchange Offer (such holders, collectively, the "Tendering Holders"), all of the Series B Shares, or, if less, the full number of Series B Shares necessary to effectuate the Exchange Offer on the terms described in the Offering Circular-Prospectus. IMS Health shall deliver to the Distribution Agent the share certificates representing the Series B Shares that are to be distributed to the Tendering Holders in the Exchange Offer. During the period commencing on the date the certificates representing the Series B Shares are delivered to the Distribution Agent and ending upon the date(s) on which the Series B Shares are distributed to the Tendering Holders or on which fractional shares of Series B Shares are sold on behalf of such Tendering Holders, the Distribution Agent shall hold the Series B Shares on behalf of such Tendering Holders. Cognizant agrees to provide upon request

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by IMS Health all certificates evidencing Series B Shares that IMS Health shall reasonably require in order to effect the Exchange Offer.

                           (b) Sale of Fractional Shares. IMS Health shall
appoint the Distribution Agent as agent for each holder of record of IMS Health Common Stock who would receive in the Exchange Offer any fractional Series B Shares. The Distribution Agent shall be instructed by IMS to aggregate all such fractional shares and sell them in an orderly manner after the Distribution Date in the open market and, after completion of such sales, distribute a pro rata portion of the net proceeds from such sales, based upon the gross selling price of all such fractional shares net of all selling expenses, to each Tendering Stockholder who would otherwise have received a fractional share. IMS Health shall reimburse the Distribution Agent for its reasonable costs, expenses and fees (other than selling expenses) in connection with the sale of fractional Series B Shares and the distribution of the proceeds thereof in accordance with this Section 2.1(b).

                           (c) Existing Agreements. Except for this Agreement,
the Intercompany Agreement, the Amended and Restated Intercompany Services Agreement, the Commercial Agreement and such contracts and agreements as are listed on Schedule 2.1(c) or as may be agreed by the parties in writing after the date hereof and on or prior the Distribution Date, all agreements and arrangements existing on the date hereof between IMS Health or any of its Subsidiaries on the one hand and Cognizant and any of its Subsidiaries on the other hand, whether written or oral, including those relating to the purchase and sale of products and services, shall cease as of the Distribution Date to have any further force and effect.

                           (d) Notice. IMS Health shall give Cognizant and its
counsel reasonable advance notice of any withdrawal, rescission, termination or modification of the Exchange Offer to the extent advance notice is practicable under the circumstances. IMS Health may withdraw, rescind, terminate or modify the Exchange Offer at any time in its discretion whether or not advance notice is given.

                  SECTION 2.2 Resignation of Directors. IMS Health shall cause David M. Thomas and Nancy E. Cooper to resign as of the Distribution Date from their positions as directors of Cognizant and any of its Subsidiaries in which they serve.

                  SECTION 2.3 Dealer Managers Agreement. Each party shall at the request of the Dealer Managers execute and deliver a Dealer Managers Agreement in substantially the form attached as Exhibit A hereto, together with such changes as agreed to by the parties, and such related and ancillary documentation as is contemplated thereby (including pursuant to Sections 4 and 6 thereof). Each party agrees to perform its obligations under the Dealer Managers Agreement in accordance with the terms thereof and that (i) the obligations of the parties under the Dealer Managers Agreement for the

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benefit of the Dealer Managers are in addition to their obligations under the
Intercompany Agreement for the benefit of each other and (ii) except as otherwise provided herein, the indemnification and other provisions set forth in
Section 4.5 and Section 4.6 of the Intercompany Agreement shall be superseded in their entirety with respect to the Exchange Offer by Section 2.4 hereto and
Section 7 of the Dealer Managers Agreement.

                  SECTION 2.4         Indemnification and Contribution.

                           (a) Cognizant hereby indemnifies and agrees to defend
and hold harmless IMS Health and its directors, officers and any controlling persons within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any losses, claims, damages, liabilities or expenses (or actions or proceedings in respect thereof) to which IMS or any such director, officer or controlling person may become subject under the Securities Act, the Exchange Act, the Dealer Managers Agreement or otherwise insofar as such losses, claims, damages, liabilities or expenses arise out of or are based upon (i) any untrue statement or alleged untrue statement of material fact contained in any Company Information in the Offering Circular Prospectus or the Schedule TO or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and Cognizant will reimburse IMS Health and each such director, officer or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, liability, action or proceeding, provided, however, that Cognizant shall not be liable in any such case to the extent that any such loss, claim, damage, liability or expense (or action or proceeding in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in any IMS Health Information or (ii) any breach by Cognizant of any representation, warranty or covenant herein.

                           (b) IMS Health hereby indemnifies and agrees to
defend and hold harmless Cognizant and its directors, officers and any controlling persons within the meaning of Section 15 of the Securities Act or
Section 20 of the Exchange Act from and against any losses, claims, damages, liabilities or expenses (or actions or proceedings in respect thereof) to which Cognizant or any such director, officer or controlling person may become subject, under the Securities Act, Exchange Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses arise out of or are based upon
(i) any untrue statement or alleged untrue statement of material fact contained in any IMS Health Information in the Offering Circular Prospectus or the Schedule TO or any omission or alleged omission to state therein a material fact necessary to make the statements therein not misleading, (ii) a withdrawal, rescission, termination or modification of, or a failure to make or consummate the Exchange Offer or otherwise arise as a result of the manner in which the Exchange Offer is made or conducted by IMS Health and the Dealer

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Managers or (iii) any breach by IMS Health of any representation, warranty or covenant herein.

                           (c) The indemnification obligations of Cognizant and
IMS Health set forth in clauses (a) and (b) of this Section 2.4 shall not apply to any losses, claims, damages, liabilities or expenses (or actions or proceedings in respect thereto) that arise out of or are based upon any breach by either party of the representations and warranties set forth in Section 3.1. The indemnification for any such breach of the representations and warranties set forth in Section 3.1 and any other matter that would be covered in Article III shall not be subject to this Section 2.4 and shall be in accordance with the provisions of Article III.

                           (d) The provisions relating to notice, defense and
settlement of actions and proceedings set forth in Section 4.5(c) of the Intercompany Agreement are hereby incorporated mutatis mutandis herein in respect of any action or proceeding involving any claim referred to in clause
(a) or (b) of this Section 2.4, except that references in Section 4.5(c) of the Intercompany Agreement to Section 4.5 shall be to this Section 2.4.

                           (e) If the indemnification provided for in clause (a)
or (b) of this Section 2.4 is unavailable to the indemnified party in respect of any losses, claims, damages or liabilities referred to therein, then the indemnifying party and the indemnified party shall contribute to the amounts paid or payable by such indemnified party in such proportion as is appropriate to reflect the relative fault of the parties in connection with such statements and omissions, as well as any other relevant equitable considerations.

                           (f) The rights and obligations of the parties set
forth in clauses (a) and (b) of this Section 2.4 shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified person or any of its directors, officers or controlling persons and shall survive the consummation of the Exchange Offer. The rights of Persons entitled to be indemnified or held harmless under clauses (a) and (b) above are cumulative to any indemnities or other rights or remedies provided under the Intercompany Agreement, the Exchange Offer Documentation or applicable law.

                  SECTION 2.5         Representations and Warranties.

                           (a) Cognizant hereby represents to IMS Health as
follows:

                  (i) Organization; Good Standing. Cognizant is a corporation duly incorporated, validly existing and in good standing under the laws of the State of

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Delaware and has all corporate power required to consummate the transactions contemplated hereby.

                  (ii) Authorization. The execution, delivery and performance by Cognizant of this Agreement and the consummation by Cognizant of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Cognizant other than the adoption by IMS Health of the Governance Amendments. This Agreement constitutes, and each other agreement or instrument executed and delivered or to be executed and delivered by Cognizant pursuant to this Agreement will, upon such execution and delivery, constitute, a legal, valid and binding obligation of Cognizant, enforceable against Cognizant in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing, except as the enforceability hereof may be limited by considerations of public policy.

                  (iii) Consents and Filings. Except (A) for the filing of the Form S-4 with the SEC and the issuance of the effectiveness order by the SEC with respect thereto, (B) for such consents, approvals, authorizations, registrations or qualifications as may be required under state or foreign securities or Blue Sky laws in connection with the Exchange Offer, (C) for the filing of the Information Statement with the SEC and the mailing thereof to Cognizant's stockholders, (D) for the filing of a restated certificate of incorporation of Cognizant in respect of the Governance Amendments with the Secretary of the State of Delaware and (E) the filing of any other reports or documents required to be filed under the Exchange Act, no consent of, or filing with, any Governmental Entity located in the United States which has not been obtained or made by Cognizant is required to be obtained or made for or in connection with the execution and delivery of this Agreement by Cognizant, and the performance by Cognizant of its obligations hereunder.

                  (iv) Noncontravention. The execution, delivery and performance of this Agreement by Cognizant does not, and the consummation by Cognizant of the transactions contemplated hereby will not, (A) violate any applicable federal or state statute, law, rule or regulation, (B) violate any provision of the certificate of incorporation or by-laws of Cognizant, or (C) violate any provision of, or result in the termination or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, any mortgage, lease, franchise, license, permit, agreement, instrument, law, order, arbitration award, judgment or decree to which Cognizant or any of its Subsidiaries is a party or by which any of them are bound, except for such violations as would not, individually or in the aggregate have a material adverse effect on

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
the business, financial condition or results of operation of Cognizant and its Subsidiaries, taken as a whole.

                  (v) Litigation. There are no Actions or suits against Cognizant pending, or to the knowledge of Cognizant, threatened which seek to, and Cognizant is not subject to any judgments, decrees or orders which, enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent Cognizant from complying with the terms and provisions of this Agreement.

                  (vi) Company Information. At the time the Offering Circular-Prospectus is first sent to the holders of IMS Health Common Stock and at the time that the registration statement pursuant to which the Series B Shares are registered under the Securities Act is declared effective, none of the Company Information will contain an untrue statement of a material fact or omit to state a material fact necessary to make the Company Information, in light of the circumstances in which it is presented, not misleading.

                           (b) IMS Health hereby represents and warrants to
Cognizant as follows:

                  (i) Organization; Good Standing. IMS Health is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power required to consummate the transactions contemplated hereby.

                  (ii) Authorization. The execution, delivery and performance by IMS Health of this Agreement and the consummation by IMS Health of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of IMS Health, other than the adoption by IMS Health of the Governance Amendments. This Agreement constitutes, and each other agreement or instrument executed and delivered or to be executed and delivered by IMS Health pursuant to this Agreement will, upon such execution and delivery, constitute, a legal, valid and binding obligation of IMS Health, enforceable against IMS Health in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing, except as the enforceability hereof may be limited by consideration of public policy.

                  (iii) Consents and Filings. Except (A) for the filing with the SEC of the Schedule TO and any other reports or documents required to be filed under the Exchange Act, (B) for the filing of the Form S-4 with the SEC and the issuance of the effectiveness order by the SEC with respect thereto and (C) for such consents, approvals, authorizations, registrations or qualifications as may be required under state or foreign securities or Blue Sky laws in connection with the Exchange Offer, no consent of, or filing with, any Governmental Entity which has not been obtained or made is required to be obtained or made for or in connection with the execution and delivery of this Agreement by IMS Health, and the performance by IMS Health of its obligations hereunder. Except as otherwise expressly provided herein or in the Dealer Managers Agreement, as between IMS Health and CTS, IMS Health is solely responsible for the conduct of the Exchange Offer by IMS Health and the Dealer Managers in conformity with all applicable law in those jurisdictions in which the Exchange Offer is extended.

                  (iv) Noncontravention. The execution, delivery and performance of this Agreement by IMS Health does not, and the consummation by IMS Health of the transactions contemplated hereby will not, (x) violate any applicable federal, state or local statute, law, rule or regulation, (y) violate any provision of the certificate of incorporation or by-laws of IMS Health or (z) violate any provision of, or result in the termination or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, any mortgage, lease, franchise, license, permit, agreement, instrument, law, order, arbitration award, judgment or decree to which IMS Health or any of its Subsidiaries is a party or by which any of them are bound, except for such violations as would not, individually or in the aggregate have a material adverse effect on the business, financial condition or results of operation of IMS Health and its Subsidiaries, taken as a whole.

                  (v) Litigation. There are no Actions or suits against IMS Health pending, or to the knowledge of IMS Health, threatened which seek to, and IMS Health is not subject to any judgments, decrees or orders which, enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent IMS Health from complying with the terms and provisions of this Agreement.

                  (vi) IMS Health Information. At the time the Offering Circular-Prospectus is first sent to the holders of IMS Health Common Stock and at the time that the registration statement pursuant to which the Series B Shares are registered under the Securities Act is declared effective, none of the IMS Health Information will contain an untrue statement of a material fact or omits to state a material fact necessary to make the IMS Health Information, in light of the circumstances in which it is presented, not misleading.

                  (vii) Legacy Liabilities. To the knowledge of IMS Health, after due inquiry, the only "Cognizant Liabilities," as defined in Section I.1(ee) of the 1996 Distribution Agreement or "IMS Health Liabilities," as defined in Section I.1(ee) of the 1998 Distribution Agreement or "IMS Liabilities," as defined in Section I.1(ll) of the

2000 Distribution Agreement, that could result in claims against Cognizant as a result of the undertakings referred to in Section 4.5(d) (the "Undertakings") are the "Information Resources Litigation" (the "IRI Action") and the tax matters (the "Tax Matters") described under the heading "Contingencies" in Note 8 to IMS Health's unaudited financial statements included in IMS Health's Quarterly Report on Form 10-Q for the period ending September 31, 2002. IMS Health is not aware of any other matters that are or may become "Cognizant Liabilities" or "IMS Health Liabilities" or "IMS Liabilities" or could give rise to any material claim by any person against either IMS Health or Cognizant under any of the agreements described in Section 4.5(d).

                  (viii) Claims History. Schedule 2.5(b)(viii) sets forth a list of all claims (other than those in respect of the IRI Action and the Tax Matters) involving an amount in dispute in excess of US $1 million that have been made against IMS Health or to the knowledge of IMS Health, after due inquiry, for which IMS Health could be liable (i) by Dun & Bradstreet or ACNielsen (or their successors) in respect of "Cognizant Liabilities", (ii) by Nielsen Media Research (or its successors) in respect of "IMS Health Liabilities" or by (iii) Synavant Inc. (or its successors, if any) in respect of "IMS Liabilities," and the date and manner of resolution of such claims.

                  SECTION 2.6 Intercompany Services Agreement. (a) The parties agree that on the Distribution Date they shall enter into an amended and restated Intercompany Services Agreement and the material terms of such agreement are in the form set forth as Exhibit C (the "Amended and Restated Intercompany Services Agreement"). Except as provided in the Amended and Restated Intercompany Services Agreement, Cognizant shall pay in immediately available funds on the Distribution Date any fees due and unpaid to IMS Health under the Intercompany Services Agreement for services rendered on or prior to the Distribution Date or other amounts then due and payable to IMS Health under the Intercompany Services Agreement.

                  (a) The rights and obligations of the parties under Section 4,
Section 6 and, where applicable, Section 9 of the Intercompany Services Agreement shall survive termination of the Intercompany Services Agreement to the extent such rights and obligations relate to services rendered on or prior to the Distribution Date.

                  SECTION 2.7 Intercompany Agreement. The rights and obligations of the parties under this Agreement are in addition to any rights and obligations of the parties under the Intercompany Agreement and the Intercompany Agreement shall remain in full force and effect in accordance with its original terms at all times prior to, during and after the consummation of the Exchange Offer, provided that to the extent of any conflict between the provisions of the Intercompany Agreement and the provisions of this Agreement, this Agreement shall prevail.

                  SECTION 2.8 Additional Documents and Undertakings. Each of IMS Health and Cognizant agree to execute and deliver such documents and undertakings as may be reasonably requested by the other party in connection with the consummation of the Exchange Offer.

                  SECTION 2.9 Commercial Agreement. The parties agree that on the Distribution Date they shall enter into a Commercial Agreement on the terms set forth in Exhibit D (the "Commercial Agreement").

                             ARTICLE III TAX MATTERS

                  SECTION 3.1 Certain Tax Representations and Post-Exchange Offer Transactions.

                           (a) Representations and Warranties.

                           (i) Cognizant represents and warrants to IMS Health that its representations to be set forth in a representation letter addressed to McDermott, Will & Emery, substantially in the form attached hereto as Exhibit E (the "Cognizant Representation Letter") and to be used by McDermott, Will & Emery in connection with rendering its opinion regarding the U.S. federal income tax consequences of the Exchange Offer (the "Tax Opinion") will be accurate and complete and, taking into account the purpose for which they are sought, will not be misleading, as of the date as of which those representations are made and as of the Distribution Date. Cognizant further represents and warrants that any representations it makes to counsel in connection with obtaining an opinion contemplated by Section 3.1(a)(iii) below will be accurate and complete and, taking into account the purpose for which they are sought, will not be misleading, as of the date as of which those representations are made and as of the date on which the relevant action triggering the need for such opinion is consummated.

                           (ii) Cognizant agrees that it will, and will cause its Subsidiaries to, comply with all of, and not take action inconsistent with any of, the representations included or referred to in Section 3.1(a)(i).

                           (iii) Cognizant agrees that, until two years after the Distribution Date (the "Restricted Period"), neither it nor any of its Subsidiaries will enter into any agreement, understanding, arrangement, or substantial negotiations, within the meaning of Treasury Regulations Section 1.355-7T(h)(1), to (A) merge or consolidate with or into any other corporation, (B) liquidate or partially liquidate, (C) sell or transfer all or substantially all of its assets (within the meaning of Rev. Proc. 77-37, 1977 - 2 C.B. 568) in a single transaction or series of related transactions, (D) redeem or otherwise repurchase any common stock of Cognizant (other than as described in Section 4.05(1)(b) of Rev. Proc. 96-30, 1996-1 C.B. 696), or (E) take any other action or actions which in the aggregate would have the effect of causing or permitting one or more persons to acquire directly or indirectly stock representing a 50 percent or greater interest (within the meaning of Section 355(e) of the Code) in Cognizant (hereinafter, any action or actions described in items (A) through (E) shall be referred to as an "Action Giving Rise to a Change in Control"), unless, prior to taking such Action Giving Rise to a Change in Control, Cognizant has obtained (and provided to IMS Health) a written opinion of a law firm reasonably acceptable to IMS Health, in form and substance reasonably satisfactory to IMS Health, acting without undue delay, to the effect that such action or actions will not result in (x) the Exchange Offer failing to qualify under
         Section 355(a) of the Code or (y) the common stock of Cognizant distributed by IMS Health failing to qualify as qualified property for purposes of Section 355(c)(2) of the Code by reason of Section 355(e) of the Code; provided, however, (a)(i) if the Action Giving Rise to a Change in Control is an "acquisition" that satisfies the requirements of "Safe Harbor I" as provided by Treasury Regulations Section 1.355-7T(d)(1) and at the time of such Action Giving Rise to a Change in Control such Treasury Regulation (or, if adopted in final form, such final Treasury Regulation) still applies to the transaction, (ii) if the Action Giving Rise to a Change in Control does not involve a "public offering" within the meaning of Treasury Regulations Section 1.355-7T, and (iii) if, in connection with the Action Giving Rise to a Change in Control, none of the parties to the acquisition, and none of the person or persons acquiring directly or indirectly stock representing a 50 percent or greater interest (within the meaning of Section 355(e) of the Code) in Cognizant, is a Listed Party (as defined below), then, for purposes of the foregoing, the Restricted Period shall be 6 months after the Distribution Date rather than two years after the Distribution Date; (b)(i) if the Action Giving Rise to a Change in Control is an "acquisition" that satisfies the requirements of "Safe Harbor II" as provided by Treasury Regulations Section 1.355-7T(d)(2) and at the time of such Action Giving Rise to a Change in Control such Treasury Regulation (or, if adopted in final form, such final Treasury Regulation) still applies to the transaction and (ii) if, in connection with the Action Giving Rise to a Change in Control, none of the parties to the acquisition, and none of the person or persons acquiring directly or indirectly stock representing a 50 percent or greater interest (within the meaning of Section 355(e) of the Code) in Cognizant, is a Listed Party (as defined below), then, for purposes of the foregoing, the Restricted Period shall be 6 months after the Distribution Date rather than two years after the Distribution Date; and (c)(i) if the Action Giving Rise to a Change in Control is an "acquisition" that satisfies the requirements of "Safe Harbor III" as provided by Treasury Regulations Section

         1.355-7T(d)(3) and at the time of such Action Giving Rise to a Change in Control such Treasury Regulation (or, if adopted in final form, such final Treasury Regulation) still applies to the transaction, (ii) if the Action Giving Rise to a Change in Control does not involve a "public offering" within the meaning of Treasury Regulations Section 1.355-7T, and (iii) if the Restricted Period is not otherwise 6 months after the Distribution Date, then for purposes of the foregoing the Restricted Period shall be one year after the Distribution Date rather than two years after the Distribution Date. For purposes of the foregoing, a Listed Party is (A) any person listed on Schedule 3.1(a)(iii), (B) any person "controlling, controlled by or under common control with" (as defined below) a person listed on Schedule 3.1(a)(iii), (C) any person bearing a relationship described in Sections 267(b) or 707(b) of the Code to a person listed on Schedule 3.1(a)(iii), (D) any person that is part of a Coordinating Group, as defined in Treasury Regulations Section 1.355-7T(h)(4), with any person listed on Schedule 3.1(a)(iii), and (E) any "successor" (as defined below) of any person described in items (A) through (D) of this sentence. For purposes of determining whether a person or persons is or are "controlling, controlled by or under common control with" another person, control shall mean direct or indirect beneficial ownership of, or the power otherwise to direct the voting of, 50% or more of the voting securities of such person. For purposes of the foregoing, a person is a "successor" to another person if the first person is so treated under the merger or similar laws of any relevant jurisdiction, if the person has acquired directly or indirectly a trade or business or substantial assets from the other person, or if the person is a "transferee" from the other person within the meaning of Section 6901(h) of the Code.

                           (iv) IMS Health agrees that Cognizant and Cognizant's counsel shall be entitled to rely on the representations and warranties set forth in Section I of the representation letter addressed to McDermott, Will & Emery to be used by it in connection with its Tax Opinion and substantially in the form attached hereto as Exhibit F (the "IMS Health Representation Letter") for purposes of (A) determining whether any event described in items (A) through (E) of the Section 3.1(a)(iii) will occur and (B) preparing the opinion contemplated by
         Section 3.1(a)(iii); and, upon request of such counsel, IMS Health shall use its best efforts to update and supplement those representations and warranties so that they will be accurate and complete and, taking into account the purpose for which they are sought, will not be misleading, as of the date on which the relevant action triggering the need for such opinion is consummated. IMS Health agrees that it will cooperate and comply with all reasonable requests from Cognizant and Cognizant's counsel for assistance and information needed in connection with such opinion.

                           (v) In the absence of a "determination" within the meaning of Section 1313(a) of the Code as to which IMS Health is the "taxpayer" within the meaning of Section 1313(b) of the Code that is inconsistent with the conclusions set forth in the Tax Opinion, Cognizant agrees that it will file, and will cause its Subsidiaries to file, all Tax returns and similar documents consistently with the conclusions concerning the federal income tax consequences of the Exchange Offer set forth in the Tax Opinion, and that it will not, and will cause its Subsidiaries not to, contradict or otherwise take a position contrary to such conclusions in any communication with any governmental agency or any public disclosure.

                           (b) Notwithstanding Section 3.1(c) below, if
Cognizant (or any of its Subsidiaries) fails to comply with any of its obligations under Section 3.1(a) or breaches any representation, warranty or covenant given under Section 3.1(a), and if, but for such failure to comply or breach (i) the Exchange Offer would have qualified under Section 355(a) of the Code or (ii) the common stock of Cognizant distributed by IMS Health would not fail to be treated as qualified property for purposes of Section 355(c)(2) of the Code by reason of Section 355(e) of the Code (a "Cognizant Failure"), then Cognizant shall indemnify and hold harmless IMS Health and each member of the consolidated group of which IMS Health is a member (each member, an "IMS Health Entity") from and against any and all liabilities (including, without limitation, Taxes and any interest, penalties or additions to Tax) (a "Section 355 Liability") imposed upon or incurred by any IMS Health Entity as a result of the failure of the Exchange Offer to qualify under Section 355(a) of the Code (other than such a failure resulting from the failure to satisfy the "business purpose" requirement of Treasury Regulations Section 1.355-2(b)) or the application of Section 355(e) of the Code. For purposes of the foregoing sentence, with respect to any representation or warranty that is qualified by the knowledge of Cognizant or any employee, director, officer, agent or affiliate of Cognizant, such qualification shall be ignored in determining the effect of any failure of such representation to be true, but, for the avoidance of doubt, shall not be ignored in determining whether there has been a breach or failure of such representation to be true.

                           (c) Except as set forth in Section 3.1(b) above and
for the avoidance of doubt, Cognizant shall not be required to indemnify and hold harmless, and shall have no liability to, any IMS Health Entity for any
Section 355 Liability that would not have been imposed but for any provision contained in Cognizant's certificate of incorporation or by-laws as in existence immediately prior to the Distribution Date (including, without limitation, the provisions governing the conversion and voting rights of the Cognizant class B common stock set forth therein).

                  SECTION 3.2 Indemnification Procedures. If a claim is made by any taxing authority against any IMS Health Entity that (a) the Exchange Offer fails to qualify under Section 355(a) of the Code or (b) the common stock of Cognizant distributed by IMS Health fails to qualify as qualified property for purposes of
Section 355(c)(2) of the Code by reason of Section 355(e) of the Code, then such IMS Health Entity shall notify Cognizant in writing, and in reasonable detail, promptly (and in any event within 15 days of receiving written notice of such claim); provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent that Cognizant shall have been actually prejudiced as a result of such failure. Thereafter the IMS Health Entity shall deliver to Cognizant, promptly (and in any event within five business days) after the IMS Health Entity's receipt thereof, copies of all notices and documents (including court papers) received by the IMS Health Entity related to the claim of the taxing authority. IMS Health (or, if applicable, the relevant IMS Health Entity) shall have the right to control all proceedings and make all decisions in connection with such claim (including, without limitation, selection of counsel and forum for pursuing the claim and any settlement of such claim); provided that, if such claim arises as a result of a Cognizant Failure (or IMS Health asserts that the claim so arises), then Cognizant (or the relevant Cognizant Entity) shall have the right to control all proceedings and make all decisions in connection with such claim (including, without limitation, selection of counsel and forum for pursuing the claim); provided, further, that before assuming such control and being granted the right to make all such decisions, Cognizant shall acknowledge in writing to the relevant IMS Health Entity that it is liable for the amount of any Tax including interest and penalties in respect thereof that may arise from an adverse determination of such claim; and provided, further, that Cognizant shall not settle any such claim without the consent of the relevant IMS Health Entity, which consent shall not be unreasonably withheld. Notwithstanding anything to the contrary herein, if the relevant IMS Health Entity rejects any settlement proposed by Cognizant, Cognizant's liability to that entity, and to any other IMS Health Entity subject to liability for such claim, shall be limited to the amount of the proposed settlement rejected by the relevant IMS Health Entity, plus any interest accruing from that date. IMS Health and Cognizant agree that they will each cooperate and comply (and will each cause its respective subsidiaries and affiliates so to cooperate and comply) with all reasonable requests from the other party and its counsel for assistance and information needed in connection with responding to a claim from any taxing authority with respect to the Exchange Offer and conducting any proceeding described in this
Section 3.2.

                          ARTICLE IV CERTAIN COVENANTS

                  SECTION 4.1 Access to Information. (a) Other than in respect of matters for which indemnification is sought pursuant to Article II or III (in which event the provisions of such Article will govern), from and after the Distribution Date, each of Cognizant and IMS Health shall afford to the other and its authorized accountants, counsel and other designated representatives reasonable access during normal business hours, subject to appropriate restrictions for classified, privileged or confidential information, to the personnel, properties, books and records of such party and its Subsidiaries to the extent that such access is reasonably required by the other party and relates to such other party's performance of its obligations under this Agreement or such party's financial, tax and other reporting obligations.

                  (b) A party providing information or access to information to the other party under this Article IV shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may be reasonably incurred in providing such information or access to information.

                  SECTION 4.2 Confidentiality. Each of (i) Cognizant and its Subsidiaries and (ii) IMS Health and its Subsidiaries shall not use or permit the use of (without the prior written consent of the other) and shall keep, and shall cause its consultants and advisors to keep, confidential all information concerning the other parties in its possession, its custody or under its control (except to the extent that (A) such information has been in the public domain through no fault of such party or (B) such information has been later lawfully acquired from other sources by such party or (C) this Agreement, the Intercompany Agreement, the Intercompany Services Agreement or any other agreement entered into pursuant hereto permits the use or disclosure of such information) to the extent such information (w) relates to or was acquired during the period up to 12:01 a.m on the day following the Distribution Date,
(x) relates to the Intercompany Agreement, the Intercompany Services Agreement or any other agreement entered into pursuant hereto, (y) is obtained in the course of performing services for the other party pursuant to the Intercompany Agreement, the Intercompany Services Agreement or any other agreement entered into pursuant hereto, or (z) is based upon or is derived from information described in the preceding clauses (w), (x) or (y), and each party shall not (without the prior written consent of the other) otherwise release or disclose such information to any other Person, except such party's auditors and attorneys, unless compelled to disclose such information by judicial or administrative process or unless such disclosure is required by law and such party has used commercially reasonable efforts to consult with the other affected party or parties prior to such disclosure.

                  SECTION 4.3       Other Covenants.

                           (a) Conversion of Retained Shares. IMS Health agrees
that if it would otherwise continue to hold Cognizant Class B Common Stock after consummation of the Exchange Offer, IMS Health shall either distribute such Cognizant Class B Common Stock to its stockholders or convert such shares into Cognizant Class A Common Stock prior to the consummation of the Exchange Offer.

                           (b) Restriction on Disposition of Retained Shares.
IMS Health (i) shall not sell, transfer or otherwise dispose of, or issue any derivative security with respect to, the Retained Shares for the period of 90 days following the Distribution Date other than in a distribution in the form of a dividend to IMS Health stockholders and (ii) thereafter shall not sell, transfer or otherwise dispose of, or issue any derivative security with respect to, any Retained Shares other than in a public offering pursuant to its registration rights under the Intercompany Agreement, except (x) sales on the NASDAQ National Stock Market ("NASDAQ") of Retained Shares in an amount (collectively) in any day not in excess of 25% of the average daily trading volume of Cognizant Class A Common Stock for the immediately preceding four weeks as reported on NASDAQ (excluding shares sold, transferred or otherwise disposed of on NASDAQ by IMS Health or as to which IMS Health issues a derivative security that trades on NASDAQ, in each case, during such four week period), (y) in transactions which the parties agree in good faith would not reasonably be expected to have an adverse impact on the trading prices of Cognizant Class A Common Stock as reported on NASDAQ or (z) sales of shares to any institutional investor who agrees in writing not to sell, transfer or otherwise dispose of, or issue any derivative security with respect to, such shares until at least the later of 30 days from the date of such sale or the one year anniversary of the Distribution Date.

                           (c) Voting of Retained Shares. Following the
Distribution Date, in all matters upon which a vote of the holders of Cognizant Common Stock is taken, for such time as IMS Health holds any Retained Shares, IMS Health shall vote such Retained Shares in proportion to the votes cast affirmatively or negatively by all other holders of Cognizant Common Stock voting.

                  SECTION 4.4       Right of First Offer.

                           (a) Commencing immediately after the Distribution
Date, and prior to the second anniversary of the Distribution Date or such earlier time as IMS Health shall cease to own at least 5% of the outstanding shares of Cognizant Common Stock, IMS Health shall not, and shall not permit any Subsidiary to, sell, exchange or transfer or agree to any of the foregoing ("Transfer"), other than to a direct or indirect wholly owned Subsidiary of IMS Health, Cognizant or pursuant to a bona fide merger, tender offer, exchange offer, consolidation or other similar transaction in which the opportunity to Transfer shares is made available on the same basis to all holders of Cognizant Class A Common Stock, a number of shares of Cognizant Class A Common Stock in any 60-day period representing 5% or more of the outstanding shares of Cognizant Common Stock to any single person, entity or group (as the term "group" is defined in Section 13(d)(3) of the Exchange Act), unless IMS Health shall have given to Cognizant at least ten days' prior written notice (the "Right of First Offer") that it or its Subsidiary is considering effecting such a Transfer (a "Transferor's Notice"). Such notice shall state (i) the number of shares of Cognizant Class A Common Stock that IMS Health or its Subsidiary may Transfer (the "Offered Securities") and (ii) the price at which IMS Health or its Subsidiary would be willing to Transfer the Offered Securities. Upon receipt of the Transferor's Notice, Cognizant, acting through its board of directors, shall have ten days (the "Offer Period") to elect to purchase the Offered Securities at a price in cash equal to the price set forth in the Transferor's Notice.

                           (b) If Cognizant does not exercise its Right of First
Offer, then IMS Health shall have the right, for a period ending 90 days after the expiration of the Offer Period, to Transfer all or any portion of the Offered Securities in one or any number of transactions at a price no less than the price contained in the Transfer Notice. If IMS Health or its Subsidiary does not Transfer or, in the case of IMS Health, cause its Subsidiary to Transfer all or any portion of the Offered Securities within the time period provided for in this Section 4.4(b), the Right of First Offer in this Section 4.4 shall again become applicable with respect to any Transfer of shares of Cognizant Common Stock by IMS Health or its Subsidiary.

                           (c) If Cognizant exercises its Right of First Offer,
the closing of the purchase of the Offered Securities with respect to which such right has been exercised shall take place on the 15th day after the later of (i) the date Cognizant gives notice of such exercise and (ii) the expiration of such time as the parties may reasonably require in order to comply with applicable United States federal and state laws and regulations, which in no event shall be more than 45 days after the date specified in clause (c)(i).

                           (d) Upon exercise by Cognizant of its Right of First
Offer under this Section 4.4, Cognizant and IMS Health or, if applicable, its Subsidiary, shall be legally obligated to consummate the purchase contemplated thereby and shall use their respective reasonable best efforts to make all necessary filings and to secure any approvals required and to comply as soon as practicable with all applicable United States federal and state laws and regulations in connection therewith; provided, however, that IMS Health or its Subsidiary may determine, at any time prior to the consummation of a Transfer to Cognizant, not to Transfer or, in the case of IMS Health, cause its Subsidiary to Transfer the Offered Securities, in which case all of the provisions of this
Section 4.4 shall again become applicable with respect to any Transfer of shares of Cognizant Common Stock by IMS Health or its Subsidiary.

                  SECTION 4.5       Additional Undertakings.

                           (a) By-laws of Cognizant. Concurrently with its
approval of the execution, delivery and performance of this Agreement, the Board of Directors of Cognizant approved changes to Cognizant's by-laws in the form attached as Exhibit G to become effective upon completion of the Exchange Offer. IMS Health shall not act by written consent to amend, or otherwise propose that Cognizant's stockholders amend, Cognizant's by-laws to be in effect upon completion of the Exchange Offer.

                           (b) Certificate of Incorporation of Cognizant.
Concurrently with its approval of the execution, delivery and performance of this Agreement, the Board of Directors of Cognizant approved amendments to Cognizant's amended and restated certificate of incorporation to be submitted to the stockholders of Cognizant for adoption, and to become effective upon completion of the Exchange Offer or such later date as may be required by the rules and regulations of the SEC. Concurrently with the execution of this Agreement, IMS Health shall execute and deliver a written consent for stockholder action without a meeting pursuant to Section 228 of the Delaware General Corporation Law to provide for the adoption of an amended and restated certificate of incorporation of Cognizant in the form attached hereto as Exhibit H, to become effective upon completion of the Exchange Offer or such later date as may be required by the rules and regulations of the SEC. As promptly as practicable after the date hereof, Cognizant shall notify all Cognizant stockholders who have not consented in writing to the adoption and approval of the Governance Amendments, and who, if such action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date of the delivery of such written consent, of such adoption and approval.

                           (c) Filing of Information Statement on Schedule 14C.
On or as promptly as practicable following the date hereof, Cognizant shall prepare and file with the SEC the Information Statement. IMS Health shall be permitted a reasonable opportunity to review the Information Statement and to comment thereon; provided that the consent of IMS Health shall not be required as a condition to filing the Information Statement with the SEC or mailing it to Cognizant's stockholders. IMS Health agrees to cooperate with Cognizant in the preparation and filing of the Information Statement and to provide such information and assistance as may be reasonably required by Cognizant in connection therewith. Cognizant shall use reasonable efforts to clear the Information Statement with the SEC as promptly as practicable after filing it with the SEC. Cognizant shall mail the Information Statement to its stockholders as promptly as practicable after it is cleared by the SEC so that the Governance Amendments may become effective on the Distribution Date, provided that the effectiveness of the Governance Amendments shall not be a condition to the expiration or consummation of the Exchange Offer by IMS Health.

                           (d) Undertakings. On or prior to the Distribution
Date, Cognizant shall execute and deliver the several Undertakings, forms of which are attached hereto as Exhibit I through K, to be jointly and severally liable with IMS Health for certain liabilities under the 1996 Distribution Agreement, 1998 Distribution Agreement and 2000 Distribution Agreement.

                  SECTION 4.6       Additional Indemnity.

                           (a) IMS Health shall indemnify, defend and hold
harmless each of Cognizant, its affiliates and their respective successors and assigns ("Indemnitees") from and against (i) any and all liabilities or alleged liabilities to R.H. Donnelly Corporation, ACNielsen Corporation, Nielsen Media Research, Inc. and Synavant Inc. and their successors, assigns and affiliates (including fees and expenses of counsel, which will be reimbursed as incurred) to which such Indemnitees may become subject arising under the Undertakings, except to the extent such liabilities or alleged liabilities, other than the IRI Action or the Tax Matters, otherwise relate to, arise out of or result from the operation of the Company Business (as defined in the Intercompany Agreement) and
(ii) notwithstanding the first Section 5.3 (or Section 5.2) of the Intercompany Agreement, which shall not apply to any matters covered by this clause (ii), any and all liabilities referred to on Schedule 4.6(a)(ii).

                           (b) Without in any way limiting the foregoing, in the
event any claim is made against any Indemnitee pursuant to the Undertakings, IMS Health shall assume the defense of any such claim in respect of the IRI Action or the Tax Matters or, at the election of Cognizant, any other claim referred to in Section 4.6(a); provided that such Indemnitee shall have the right to participate in, but not control, any proceeding in respect of such claim with counsel of its choice. IMS Health agrees to pay the reasonable fees and expenses of such counsel to the extent that, in such Indemnitee's reasonable judgment, a conflict of interest between any Indemnitee and IMS Health exists in respect of such claim which would make representation of both parties by one counsel inappropriate. In all other circumstances in which IMS Health assumes the defense of any claim, the fees and expenses of counsel chosen by any Indemnitee shall be borne by such Indemnitee. IMS Health shall use its reasonable best efforts to ensure that, in discharging its obligations in respect of liabilities or alleged liabilities subject to this Section 4.6, no Indemnitee shall be required to make or advance any payment and thereafter seek indemnity from IMS Health but rather that IMS Health shall make any payment required to be made by the Indemnitee in respect of such liabilities directly to the party entitled to such payment, except to the extent any such payment is in respect of any Company Liabilities (as defined in the Intercompany Agreement) and modified by, and subject to, this Section 4.6.

                           (c) If a claim or demand is made against an
Indemnitee by any of R.H. Donnelly Corporation, ACNielsen Corporation, Nielsen Media Research Inc. or Synavant Inc. or any of their successors, assigns or affiliates, (a "Third Party Claim") as to which such Indemnitee is entitled to indemnification pursuant to this Section 4.6, such Indemnitee shall notify IMS Health (the "Indemnifying Party") in writing, and in reasonable detail, of the Third Party Claim promptly (and in any event within 15 business days) after receipt by such Indemnitee of written notice of the Third Party Claim;

provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within five business days) after the Indemnitee's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

                           (i) If a Third Party Claim is made against an Indemnitee with respect to which a claim for indemnification is made pursuant to Section 4.6(a) hereof other than any claim in respect of the IRI Action, the Tax Matters or any other claim with respect to which Cognizant elects to have IMS Health assume the defense, the Indemnifying Party shall be entitled to participate in the defense thereof and, to the extent it so chooses and acknowledges in writing its obligation to indemnify the Indemnitee therefore, to assume the defense thereof with counsel selected by the Indemnifying Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall, within 30 days (or sooner if the nature of the Third Party Claim so requires), notify the Indemnitee of its intent to do so, and the Indemnifying Party shall thereafter not be liable to the Indemnitee for legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided that such Indemnitee shall have the right to employ counsel to represent such Indemnitee to the extent, in such Indemnitee's reasonable judgment, a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such claim which would make representation of both such parties by one counsel inappropriate, and in such event the reasonable fees and expenses of such separate counsel shall be paid by such Indemnifying Party. If the Indemnifying Party assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, subject to the proviso of the preceding sentence, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnifying Party has failed to assume the defense thereof (other than during the period prior to the time the Indemnitee shall have given notice of the Third Party Claim as provided above). If the Indemnifying Party so elects to assume the defense of any Third Party Claim, or is so required pursuant to Section 4.6(a), all of the Indemnitees shall cooperate with the Indemnifying Party in the defense or prosecution thereof, including by providing or causing to be provided records and witnesses as soon as reasonably practicable after receiving any request therefor from or on behalf of the Indemnifying Party.

                           (ii) In no event will the Indemnitee in respect of any claim under this Section 4.6 admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the Indemnifying Party's prior written consent (which will not be unreasonably withheld); provided, however, that the Indemnitee shall have the right to settle, compromise or discharge such Third Party Claim without the consent of the Indemnifying Party if the Indemnitee releases the Indemnifying Party from its indemnification obligation hereunder with respect to such Third Party Claim and such settlement, compromise or discharge would not otherwise adversely affect the Indemnifying Party. If the Indemnifying Party acknowledges in writing liability for a Third Party Claim (as between the Indemnifying Party and the Indemnitee) in respect of any claim under this Section 4.6, the Indemnitee will agree to any settlement, compromise of discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim and releases the Indemnitee completely in connection with such Third Party Claim and that would not otherwise adversely affect the Indemnitee; provided, however, that the Indemnitee may refuse to agree to any such settlement, compromise or discharge if the Indemnitee agrees that the Indemnifying Party's indemnification obligation with respect to such Third Party Claim shall not exceed the amount that would be required to be paid by or on behalf of the Indemnifying Party in connection with such settlement, compromise or discharge. If an Indemnifying Party elects not to assume the defense of a Third Party Claim, or fails to notify an Indemnitee of its election to do so as provided herein, such Indemnitee may compromise, settle or defend such Third Party Claim.

                           (iii) Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and nevertheless shall be liable for the fees and expenses of counsel incurred by the Indemnitee in defending such Third Party Claim as provided herein) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee which the Indemnitee reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

                           (iv) In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim. Such Indemnitee shall cooperate with such Indemnifying Party in reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

                           (d) The remedies provided in this Section 4.6 shall
be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

                           (e) It is understood and agreed that neither any
liabilities of Cognizant arising as a result of the Undertakings for which IMS Health must indemnify the Indemnitee pursuant to Section 4.6(a) nor any liabilities referred to on Schedule 4.6(a)(ii) shall constitute "Company Liabilities" for the purposes of the Intercompany Agreement and this Section 4.6.

                               ARTICLE V INSURANCE

                  SECTION 5.1 Separation of Insurance Coverages. Each of IMS Health and Cognizant shall take such action as may be required to terminate as of the Distribution Date coverage for Cognizant and its Subsidiaries under each Shared Policy. Cognizant shall take all reasonable steps necessary and appropriate to have in effect, on or prior to the Distribution Date or as soon thereafter as reasonably practicable, separate Policies in respect of any Liabilities of Cognizant (including Liabilities which exist on the date of this Agreement or which arise prior to the Distribution Date) to replace any insurance coverage provided to Cognizant and its Subsidiaries under the Shared Policies, provided that, regardless of whether Cognizant is able to secure such replacement Policies and notwithstanding any contrary provision in the Intercompany Agreement, IMS Health shall have no obligation to Cognizant or any of its Subsidiaries under the Intercompany Agreement, any Shared Policy or otherwise to provide insurance coverage to Cognizant or any of its Subsidiaries after the Distribution Date

                  SECTION 5.2 Policy Rights. Each of IMS Health and Cognizant shall retain any and all rights of an insured party under each of the remaining Shared Policies, subject to the terms of such Shared Policies and any limitations or obligations contemplated by this Article V, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses incurred on or prior to the Distribution Date, and which claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses may arise out of an insured or insurable occurrence under one or more of such Shared Policies.

                  SECTION 5.3 Claims. (a) Administration. Except as otherwise provided in Section 3(a) of the Intercompany Services Agreement (other than as provided in the first sentence of such section), IMS Health shall be responsible for Claims Administration under such Shared Policies with respect to Liabilities of Cognizant and IMS Health; provided that the retention of such responsibilities by IMS Health is in no way intended to limit, inhibit or preclude any right to insurance coverage for any Insured Claim of a named insured under such Policies as contemplated by the terms of this Agreement and the Intercompany Services Agreement; and provided, further, that IMS Health's retention of the administrative responsibilities for the Shared Policies shall not relieve the party submitting any Insured Claim of the primary responsibility for reporting such Insured Claim accurately, completely and in a timely manner or of such party's authority to settle any such Insured Claim within any period permitted or required by the relevant Shared Policy. IMS Health may discharge its administrative responsibilities under this Section 5.3 by contracting for the provision of services by independent parties. Each of the parties hereto shall administer and pay any costs relating to defending its respective insured claims under Shared Policies to the extent such defense costs are not covered under such Shared Policies and shall be responsible for obtaining or reviewing the appropriateness of releases upon settlement of its respective insured claims under Shared Policies. The reasonable, disbursements, out-of-pocket expenses and direct and indirect costs of employees and agents relating to Claims Administration shall be reimbursed, within 15 business days of presentation of invoices therefor, until the first anniversary of the Distribution Date. Notwithstanding the foregoing, after the first anniversary of the Distribution Date, each of IMS Health and Cognizant shall be responsible for its own Claims Administration.


                           (b) Exceeding Policy Limits. Cognizant and IMS Health
shall not be liable to one another for claims not reimbursed by insurers for any reason not within the control of Cognizant or IMS Health, as the case may be, including coinsurance provisions, deductibles, quota share deductibles, self-insured retentions, bankruptcy or insolvency of an insurance carrier, Shared Policy limitations or restrictions, any coverage disputes, any failure to timely claim by Cognizant or IMS Health or any defect in such claim or its processing.

                           (c) Allocation of Insurance Proceeds. Subject to the
terms of Section 3 (other than the first sentence of Section 3(a)) of the Intercompany Services Agreement and this Article V, Cognizant may claim coverage for insured claims under any Shared Policy as and to the extent that such insurance is available up to the full extent of the applicable limits of liability of such Shared Policy (and may receive any insurance proceeds with respect thereto). Insurance proceeds received with respect to claims, costs and expenses under the Shared Policies shall be paid to Cognizant with respect to Liabilities of Cognizant and to IMS Health with respect to Liabilities of IMS Health. In the event that the aggregate limits on any Shared Policies are exceeded by the aggregate of outstanding insured claims by both of the parties hereto, the parties agree to allocate insurance proceeds received based upon their respective percentage of the total of their bona fide claims which were covered under such Shared Policy (their "allocable portion of Insurance Proceeds"), and either such party who has received insurance proceeds in excess of such party's allocable portion of Insurance Proceeds shall pay to the other party the appropriate amount so that each party will have received its allocable portion of Insurance Proceeds. Any party who has received insurance proceeds in excess of such party's allocable portion of Insurance Proceeds shall pay to the other party the appropriate amount so that each party will have received its allocable portion of Insurance Proceeds pursuant hereto. Each of the parties agrees to use commercially reasonable efforts to maximize available coverage under the Shared Policies, and to take all commercially reasonable steps to recover from all other responsible parties in respect of an Insured Claim to the extent coverage limits under a Shared Policy have been exceeded or would be exceeded as a result of such Insured Claim.

                           (d) Allocation of Deductibles. In the event that both
parties have bona fide claims under any Shared Policy for which an aggregate deductible is reached, the parties agree that the aggregate amount of the deductible paid shall be borne by the parties in the same proportion which the insurance proceeds received by any such party (without giving effect to any deductible) bears to the total insurance proceeds received under the applicable Shared Policy, and any party who has paid more than such share of the deductible shall be entitled to receive from the other party an appropriate amount so that each party has borne its allocable share of the deductible pursuant hereto.

                  SECTION 5.4 Agreement for Waiver of Conflict and Shared Defense. In the event that insured claims of both of the parties hereto exist relating to the same occurrence, the parties shall jointly defend and waive any conflict of interest necessary to the conduct of the joint defense. Nothing in this Article V shall be construed to limit or otherwise alter in any way the obligations of the parties to this Agreement, including those created by this Agreement, by operation of law or otherwise.

                  SECTION 5.5 Cooperation. The parties agree to use their commercially reasonable efforts to cooperate with respect to the various insurance matters contemplated by this Agreement.

                            ARTICLE VI MISCELLANEOUS

                  SECTION 6.1 Effectiveness. This Agreement shall come into full force and effect upon its execution and delivery by each party hereto.


                  SECTION 6.2 Benefit of Agreement; No Third Party Beneficiaries. This Agreement shall binding upon, inure to the benefit of and be enforceable by only IMS Health, Cognizant and their respective successors and assigns whether so expressed or not. Except as set forth in Section 2.4 and
Section 4.6 with respect to the indemnitees referred to therein, nothing in this Agreement, express or implied, shall give to any Person, other than IMS

Health, Cognizant and their respective successors and permitted assigns hereunder any benefit or any legal or equitable right or remedy under or relating to this Agreement.

                  SECTION 6.3 Further Assurances. Each party hereto shall (a) take such actions and execute and deliver such other documents and (b) comply with all applicable laws, regulations, orders and decrees, and obtain all required consents and approvals and make all required filings with any governmental agency, other regulatory or administrative agency, commission or similar authority, in each of cases (a) and (b) as may be necessary in connection with the consummation of the Exchange Offer as contemplated in the Offering Circular-Prospectus or otherwise to give effect to the purposes of this Agreement.

                  SECTION 6.4 Waivers. No failure or delay on the part of any party hereto in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, or any abandonment or discontinuance of steps to enforce such a right, preclude any other or further exercise thereof or the exercise of any other right. This Agreement may not be modified or amended except by an agreement in writing signed by each of the parties hereto. No modification or waiver of any provision of this Agreement nor consent to any departure therefrom shall be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

                  SECTION 6.5       Assignment.

                           (a) This Agreement shall not be assignable, in whole
or in part, directly or indirectly, by any party hereto without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld or delayed, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be null and void.

                           (b) Cognizant will not distribute to its stockholders
any interest in any Cognizant Business Entity, by way of a spin-off distribution, split-off or exchange of interests in a Cognizant Business Entity for any interest in Cognizant held by Cognizant stockholders, or any similar transaction or transactions, unless such Cognizant Business Entity undertakes to IMS Health to be jointly and severally liable for all Cognizant Liabilities hereunder.

                           (c) IMS Health will not (i) distribute to its
stockholders any interest in any IMS Health Business Entity, by way of a spin-off distribution, split-off or exchange of interests in a IMS Health Business Entity for any interest in IMS Health held by IMS Health stockholders, or any similar transaction or transactions, unless such IMS

Health Business Entity undertakes to Cognizant to be jointly and severally liable for all IMS Health Liabilities hereunder.

                  SECTION 6.6 Limitation of Liability. IN NO EVENT SHALL ANY PARTY TO THIS AGREEMENT, OR ANY SUBSIDIARY OF ANY PARTY, BE LIABLE TO ANY OTHER PARTY TO THIS AGREEMENT, OR ANY SUBSIDIARY OF ANY OTHER PARTY, FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), ARISING IN ANY WAY OUT OF OR RELATED TO THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

                  SECTION 6.7       Entire Agreement; Rules of Construction.

                           (a) This Agreement, the Intercompany Agreement and
the Amended and Restated Intercompany Services Agreement, taken together, contain the entire understanding between the parties with respect to the transactions contemplated hereby.

                           (b) References in this Agreement to any gender
include references to all genders, and references to the singular include references to the plural and vice versa. The words "include," "includes" and "including" when used in this Agreement shall be deemed to be followed by the phrase "without limitation." Unless the context otherwise requires, the words "hereof," "hereby" and "herein" and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

                  SECTION 6.8 Termination and Survival. This Agreement and the obligations of the parties hereunder shall terminate upon notice by IMS Health to Cognizant at any time prior to the Distribution Date, provided that the obligations of the parties under Sections 2.4, 4.2 and 6.10 shall survive such termination. Except as otherwise contemplated by this Agreement, all covenants and agreements of the parties contained in this Agreement shall survive the Distribution Date.

                  SECTION 6.9 Amendments. This Agreement may be amended, modified or supplemented only in a writing executed by the parties.

                  SECTION 6.10 Expenses. Cognizant shall, whether or not the Registration Statement becomes effective, pay all fees, costs and expenses incident to its performance of or compliance with Article IV of the Intercompany Agreement in connection with the Exchange Offer, including the fees, costs and expenses described in clauses (i) through (x), inclusive, of Section 4.7 thereof, provided that, notwithstanding the foregoing, Cognizant shall not be required to pay the fees and disbursements of counsel for IMS or the fees in Schedule 6.10. Except as provided in the preceding sentence or elsewhere in this Agreement, all costs and expenses incurred in connection with the preparation, execution, delivery and implementation of this Agreement, the Exchange Offer and the other transactions contemplated hereby shall be charged to the party incurring such costs and expenses.

                  SECTION 6.11 Notices. All notices, requests and other communications hereunder shall be in writing and shall be given (i) by mail (postage prepaid, registered or certified mail, return receipt requested), (ii) by hand delivery, (iii) by nationally recognized courier service or (iv) by facsimile, receipt confirmed, addressed as follows (or at such other address as shall be specified by a party by notice pursuant hereto):

                           (a)      If to the Corporation, to:

                                    IMS Health Incorporated
                                    1499 Post Road
                                    Fairfield, Connecticut 06824
                                    Fax: (203) 319-4552
                                    Attention:  Robert Steinfeld

                                    With a copy to:

                                    Sullivan & Cromwell
                                    125 Broad Street
                                    New York, New York 10004
                                    Fax:  (212) 558-3588
                                    Attention:  Alan Sinsheimer

                           (b)      If to Cognizant, to:

                                    Cognizant Technology Solutions Corporation
                                    500 Glenpointe Centre West
                                    Teaneck, New Jersey 07666
                                    Fax: (201) 801-0243
                                    Attention: Steven E. Schwartz

                                    With a copy to:

                                    Simpson Thacher & Bartlett
                                    425 Lexington Avenue
                                    New York, New York 10017
                                    Fax:  (212) 455-2502
                                    Attention:  Caroline B. Gottschalk

                  Each such notice, request or communication shall be effective
(i) if mailed, three Business Days after mailing, (ii) if delivered by hand or by nationally recognized courier service, when delivered and (iii) if given by facsimile, when such facsimile is transmitted and the appropriate confirmation is received.

                  SECTION 6.12 Dispute Resolution. In the event of a controversy, dispute or claim arising out of, in connection with or relating to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby, including any claim based on contract, tort, statute or constitution, the provisions of Section 7.8 of the Intercompany Agreement shall apply to such controversy, dispute or claim mutatis mutandis as if fully set forth herein.

                  SECTION 6.13 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                  SECTION 6.14 Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Any provision of this Agreement that is unenforceable in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                  SECTION 6.15 Titles and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

                  SECTION 6.16 Subsidiaries. Each of the parties hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such party (other than Cognizant and its Subsidiaries, in the case of IMS Health) or by any entity that is contemplated to be a Subsidiary of such party on or after the Distribution Date.

                  SECTION 6.17 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement.

                  IN WITNESS WHEREOF, each party hereto has executed this Agreement as of the date first above written.

                                             IMS HEALTH INCORPORATED



                                             By:_________________________
                                                  Name:
                                                  Title:

                                             COGNIZANT TECHNOLOGY
                                             SOLUTIONS CORPORATION


                                             By:_________________________
                                                  Name:
                                                  Title:

                                                                       Exhibit I

                   Cognizant Technology Solutions Corporation
                           500 Glenpointe Centre West
                            Teaneck, New Jersey 07666


                                                                January __, 2003

R.H. Donnelly Corporation
One Diamond Hill Road
Murray Hill, NJ 07974
Attn:  Chief Legal Officer

ACNielsen Corporation
177 Broad Street
Stamford, CT 06901
Attn:  Chief Legal Officer


Ladies and Gentlemen:

         Reference is made to (i) the Distribution Agreement, dated as of October 28, 1996 (the "1996 Distribution Agreement"), among Cognizant Corporation, which has been renamed Nielsen Media Research, Inc. ("NMR"). The Dun & Bradstreet Corporation, which has been renamed the R.H. Donnelley Corporation ("RHD") and ACNielsen Corporation ("ACNielsen") and (ii) the letter of undertaking dated June 29, 1998 (the "IMS Health Undertaking") from IMS Health Incorporated ("IMS Health") to RHD and ACNielsen. In June 1998, NMR distributed to its stockholders all of the outstanding shares of common stock of IMS Health (the "IMS Health Distribution").

         IMS Health, which is a successor to certain rights and obligations of NMR under the 1996 Distribution Agreement, has announced its intention to distribute its shares of Cognizant Technology Solutions Corporation ("Cognizant") to its stockholders in exchange for shares of IMS Health stock (the "Split-Off"). In connection with the IMS Health Distribution and the IMS Health Undertaking, IMS Health undertook to both RHD and ACNielsen to be jointly and severally liable for all Cognizant Liabilities (as defined in the 1996 Distribution Agreement). Pursuant to Section 8.9(c) of the 1996 Distribution Agreement, as applicable to IMS Health pursuant to the IMS Health Undertaking, IMS Health may not engage in a transaction such as the Split-Off unless it causes the distributed entity to undertake to both RHD and ACNielsen to be jointly and severally liable for all Cognizant Liabilities under the 1996 Distribution Agreement. Therefore, in accordance with Section 8.9(c) of the 1996 Distribution Agreement and intending to be legally bound hereby and effective from and after the effective time of the Split-Off, Cognizant undertakes to each of RHD and ACNielsen to be jointly and severally liable with IMS Health under the 1996 Distribution Agreement for all "Cognizant Liabilities" as defined therein.

         This letter shall be governed by and construed in accordance with the laws of the State of New York.

                                     Very truly yours,
                                     Cognizant Technology Solutions Corporation


                                     By:
                                        -----------------------------------
                                        Name:
                                        Title:

                                                                       Exhibit J

                   Cognizant Technology Solutions Corporation
                           500 Glenpointe Centre West
                            Teaneck, New Jersey 07666


                                                                January __, 2003

Nielsen Media Research, Inc.
299 Park Avenue
New York, NY 10171
Attn:  Chief Legal Officer


Ladies and Gentlemen:

         Reference is made to the Distribution Agreement, dated as of June 30, 1998 (the "1998 Distribution Agreement"), between Cognizant Corporation, which has been renamed Nielsen Media Research, Inc. ("NMR") and IMS Health Incorporated ("IMS Health").

         IMS Health has announced its intention to distribute its shares of Cognizant Technology Solutions Corporation ("Cognizant") to its stockholders in exchange for shares of IMS Health stock (the "Split-Off"). Pursuant to Section 8.9(c) of the 1998 Distribution Agreement, IMS Health may not engage in a transaction such as the Split-Off unless it causes the distributed entity to undertake to NMR to be jointly and severally liable for all IMS Health Liabilities under the 1998 Distribution Agreement. Therefore, in accordance with
Section 8.9(c) of the 1998 Distribution Agreement and intending to be legally bound hereby and effective from and after the effective time of the Split-Off, Cognizant undertakes to NMR to be jointly and severally liable with IMS Health under the 1998 Distribution Agreement for all "IMS Health Liabilities" as defined therein.

         This letter shall be governed by and construed in accordance with the laws of the State of New York.

                                     Very truly yours,
                                     Cognizant Technology Solutions Corporation


                                     By:
                                        -----------------------------------
                                        Name:
                                        Title:

                                                                       Exhibit K

                   Cognizant Technology Solutions Corporation
                           500 Glenpointe Centre West
                            Teaneck, New Jersey 07666


                                                                January __, 2003

Synavant Inc.
3445 Peachtree Road, NE
Suite 1400
Atlanta, Georgia 30326
Attn:  Chief Legal Officer


Ladies and Gentlemen:

         Reference is made to the Distribution Agreement, dated as of August 31, 2000 (the "2000 Distribution Agreement"), between IMS Health Incorporated ("IMS Health") and Synavant Inc. ("Synavant").

         IMS Health has announced its intention to distribute its shares of Cognizant Technology Solutions Corporation ("Cognizant") to its stockholders in exchange for shares of IMS Health stock (the "Split-Off). Pursuant to Section 8.10(b) of the 2000 Distribution Agreement, and effective from and after the effective time of the Split-Off, Cognizant undertakes to Synavant to be jointly and severally liable with IMS Health under the 2000 Distribution Agreement for all "IMS Liabilities" as defined therein.

         The delivery of this letter by Cognizant (a) does not constitute an assumption of Cognizant of any liabilities or obligations other than as expressly provided in the preceding paragraph and, (b) does not constitute a guarantee of the performance by IMS of any covenant, agreement or other obligation to be performed at or after the Effective Time (as defined in the 2000 Distribution Agreement).

         This letter shall be governed by and construed in accordance with the laws of the State of New York.

                                     Very truly yours,
                                     Cognizant Technology Solutions Corporation


                                     By:
                                        -----------------------------------
                                        Name:
                                        Title: